EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of July, 1999 (the "Effective Date"), by and between Yupi Internet Inc., a Florida corporation (the "Company"), and Jacqueline O'Brien (the "Executive").

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT AGREEMENT. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 21 below.

         2. TERM. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the "Initial Term"). This Agreement shall not be deemed to be renewed beyond the Initial Term unless the parties hereto enter into a separate, written renewal agreement (the "Extended Term"). In the absence of such a renewal agreement, if the Executive's employment continues beyond the Initial Term, and any Extended Terms, if any, such employment shall be terminable at-will, and, in such case, either the Executive or the Company may terminate the Executive's employment at any time and for any reason or no reason, with two (2) weeks prior notice. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Term." The parties' obligations under Sections 7, 9 and 10 hereof shall survive the expiration or termination of the Employment Term.

         3. POSITION AND DUTIES. The Executive shall serve as Vice President of Marketing of the Company during the Employment Term. As the Vice President of Marketing of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in a similar officer capacity. The Executive shall report to the Executive Vice President, Managing Director of the Company. During the Employment Term, there shall be no material change in the duties and responsibilities of the Executive from those previously in effect, other than as provided herein, unless the parties otherwise agree in writing. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company.

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         4. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business. If the Executive is required to relocate his place of employment to a location more than 50 miles from its location as of the date of this Agreement, the Company shall pay or reimburse the Executive for the reasonable moving and relocation expenses incurred by him to establish a personal residence at the new location, including reasonable traveling and temporary living expenses.

         5. COMPENSATION.

                  (a) BASE SALARY. During the Employment Term, the Company shall pay to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate of $138,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Compensation Committee of the Board. If the Executive's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Term. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Term. The Base Salary shall be payable bi-weekly or in such other installments as shall be consistent with the Company's payroll procedures, as such procedures shall be established or modified from time to time.

                  (b) BONUS. During the Employment Term, the Executive may also be eligible to earn an annual bonus pursuant to a bonus plan adopted by the Board or the Compensation Committee of the Board, for each fiscal year.

                  (c) BENEFITS. During the Employment Term, the Executive will be eligible to participate in the Company's standard benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. Nothing contained in this Agreement shall prevent the Company from amending or terminating any employee benefit plan or program at any time in any manner or from changing carriers or from effecting modifications in insurance coverage for the Executive.

                  (d) VACATION; HOLIDAYS. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

                  (e) WITHHOLDING TAXES AND OTHER DEDUCTIONS. To the extent required by law, the Company shall withhold from any payments due the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

         6. EXPENSES. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the

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Executive of an itemized account of such expenses in accordance with the
Company's policy relating to such reimbursement.

         7. CONFIDENTIALITY; WORK PRODUCT.

                  (a) CONFIDENTIAL INFORMATION. "Confidential Information" means any data, materials or information that is not generally known to the public and that is owned or possessed by Company whether in oral, written, digital or other form. Confidential Information includes, but is not limited to: information concerning Company's customers/principals, prospective customers, vendors, suppliers, employees, independent contractors or entities with whom Company does business; Company's business practices, methods of operation, processes, know-how, strategies or plans; Company's, assets, costs of goods, liabilities, debt, accounts payable and expenses; Company's systems; Company's internal organization structure; Company's revenue, profits, accounts receivable or losses; and other information satisfying the above criteria.

                  (b) EXCLUDED FROM CONFIDENTIAL INFORMATION. Confidential Information does not include information which Executive can demonstrate: (i) is widely available to the public with little effort and at a relatively low cost;
(ii) is known to Executive prior to disclosure by Company, as evidenced by Executive's disclosure of such prior knowledge on Exhibit A, or (iii) was rightfully disclosed to Executive by a third party without any breach of an obligation of confidentiality.

                  (c) TRADE SECRETS. "Trade Secret" means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) Derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets specifically include any Confidential Information satisfying the criteria in this Section. Furthermore, Trade Secret includes, but is not limited to, information satisfying the above criteria that is specifically designated by Company to be a Trade Secret.

                  (d) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the effectiveness of this Agreement and for a period of ten (10) years after the cancellation, expiration or termination of this Agreement for any reason, Executive will not use, copy, or disclose to any third party, or permit any unauthorized person access to, Company's Confidential Information, except for the benefit of the Company as necessary for Executive to perform Executive's duties as an employee of the Company.

                  (e) NONDISCLOSURE OF TRADE SECRETS. During the effectiveness of this Agreement, and indefinitely thereafter (unless trade secrecy status is lost), Executive will not, except as otherwise expressly directed by Company, use, copy, or disclose to any third party, or permit any unauthorized person access to, Company's Trade Secrets, except for the benefit

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of Company as necessary for Executive to perform Executive's duties as an employee of the Company.

                  (f) PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. Executive shall use confidentiality agreements as appropriate to protect Company Confidential Information and Trade Secrets. Executive shall notify Company as soon as possible in the event that Executive is ordered to disclose Confidential Information or Trade Secrets, and Executive shall resist any such order to the maximum extent allowed by law. If such resistance is or may be unsuccessful, Executive shall request a protective order to minimize disclosure of Confidential Information and Trade Secrets.

                  (g) RESERVATION OF RIGHTS. Executive agrees that all Confidential Information or Trade Secrets are the exclusive property of Company and all rights not expressly granted to Executive in this Agreement are hereby reserved to Company. This Section does not limit any rights provided Company for Confidential Information and Trade Secrets under federal, state or other law.

                  (h) PROTECTED WORKS. As used herein, "Protected Works" means all ideas, inventions, formulas, source and object codes, techniques, processes, methods of operation, concepts, systems, programs, software, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, data, documents, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by Executive either (1) in connection with Executive employment with Company or (2) using resources, materials, facilities, Confidential Information, Trade Secrets or other property of Company.

                  (i) OWNERSHIP AND ASSIGNMENT OF PROTECTED WORKS. Executive agrees that any Protected Works developed by Executive during Executive's employment are the sole property of Company, and that no compensation other than that set forth in this Agreement is due to Executive for development of such Protected Works. Executive hereby assigns and agrees to assign all of Executive's respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Executive agrees, at Company's request and expense, but without further consideration, that Executive will communicate to Company any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to Protected Works and all patents or copyrights or trademarks or service marks therein to be exclusively held by Company. Executive agrees not to apply for any state, federal, or other jurisdiction's registration of rights in any Protected Works and that Executive will not oppose in any way applications for registration of same by Company or its designees. Executive agrees to avoid making Protected Works available to a third party and agrees that Executive will be liable to Company for all damages and costs, including reasonable attorneys' fees, if Protected Works are made available to third parties by Executive without Company's express written consent.

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                  (j) RIGHTS TO COMPANY MEDIA. All records, files, software, hardware, equipment, software code, schematics, manuals, training materials, price or customer lists, drawings, plans, documents, and other tangible things (and all copies thereof) ("Company Media") relating to the business of Company, that are provided or made available to Executive by Company or that are discovered, obtained or created by Executive as a result of Executive's employment, will, as between Company and Executive, remain the sole property of Company. Upon Executive's termination for any reason, or upon a demand by Company, Executive will return all Company Media, including all reproductions, to Company immediately. Company Media includes, but is not limited to, media upon which Protected Works, Confidential Information or Trade Secrets resides.

                  (k) INVENTIONS, DISCOVERIES AND IMPROVEMENTS.

                           (i) Executive will promptly disclose and describe to
Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others, either (i) during Executive's employment, or (ii) if based in whole or in part upon Confidential Information of Company, within one (1) year after Executive's termination (both categories collectively referred to hereafter as "Inventions"). All such Inventions that relate in any way to Company's business ("Company Inventions") will be used solely for the benefit of Company and will become and remain its sole property. Executive agrees to execute an assignment to Company or its nominee of Executive's entire right, title and interest in and to such Company Inventions and to execute any other instruments and documents that may be requested by Company for the purpose of applying for and obtaining patents with respect to such Company Inventions in the United States and in all foreign countries. Executive also agrees, whether or not in the employ of Company, to cooperate to the extent and in the manner reasonably requested by Company in the prosecution or defense of any patent claims or any litigation or other proceeding involving any such Company Inventions, but all of Executive's reasonable expenses in connection with such proceedings will be paid by Company.

                           (ii) If a patent application or copyright
registration is filed by or on behalf of Executive within one (1) year after Executive's termination, that describes an Invention within the scope of Executive's work for Company or that otherwise relates to a portion of Company's business of which Executive had knowledge during Executive's employment, it is to be presumed that the Invention was conceived by Executive during such employment.

                           (iii) Executive acknowledges that Executive is under
no other contract or duty to assign inventions. Executive will not disclose or induce Company to use any confidential information or material that belongs to anyone other than Company.

                           (iv) Executive warrants that attached hereto as
Exhibit A and incorporated in this Agreement by reference is a complete list of all Inventions and Protected Works, regardless of ownership, conceived by Executive prior to Executive's employment by Company, that these are the only inventions that are not subject to this Agreement, and that Executive has not conceived or reduced to practice any invention not described on Exhibit A.

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                  (l) WORKS MADE FOR HIRE. Company and Executive acknowledge that, in the course of Executive's employment, Executive may create for Company copyrightable works. Such works may consist of (but shall not be limited to) computer programs, software, software integration techniques, software codes, technical data, manuals, pamphlets, instructional materials, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made for hire by Executive, and Executive will cooperate with Company in the protection of Company's copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

                  (m) NO BREACH OF PRIOR AGREEMENT Executive represents that his performance of all the terms of this Agreement and his duties as an employee of the Company will not breach any invention assignment, proprietary information or similar Agreement with any former employer or other party. Executive also represents that he will not use in the performance of his duties for the Company any documents or materials of a former employer which violates such former employer's rights.

                  (n) POWER OF ATTORNEY. In the event the Company is unable, after reasonable effort to secure employee's signature on any letters patent, copyright or other analogous protection relating to Work Product or any other item described in this Section 7, whether because of Executive's physical or mental incapacity or for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and on the Executive's behalf and stead, to execute and file any such application or applications or any other item described in this Section 7, and to do all other lawful acts to further the prosecution and issuances of letters, patent, copyright, or other analogous protection relating to a Work Product with the same legal force and effect as if by the Executive.

         8. TERMINATION OF EMPLOYMENT.

                  (a) PERMITTED TERMINATIONS. The Executive's employment hereunder may be terminated during the Employment Term without any breach of this Agreement under the following circumstances:

                           (i) DEATH. The Executive's employment hereunder shall
terminate upon the Executive's death;

                           (ii) BY THE COMPANY. The Company may terminate the
Executive's employment:

                                    (A) If the Executive shall have been unable
to perform the essential functions of Executive's job, with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three (3) consecutive months, or six month within any eighteen (18) month period;

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                                    (B) With Cause;

                                    (C) Without Cause; or

                                    (D) Upon a Change of Control.

                           (iii) BY THE EXECUTIVE. The Executive may terminate
employment:

                                    (A) For Good Reason; or

                                    (B) Without Good Reason.

                  (b) TERMINATION. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         9. COMPENSATION UPON TERMINATION.

                  (a) DEATH. If the Executive's employment is terminated during the Employment Term as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, six (6) months' salary continuation at the Executive's full Base Salary rate as of the Executive's final day of employment, and all other unpaid amounts, if any, under this Agreement, to which the Executive is entitled as of the Executive's final day of employment. The Company shall have no further obligations to the Executive under this Agreement. The salary continuation shall be subject to all applicable federal, state and local withholdings, payroll or other taxes. Such payments shall be made in accordance with the Company's normal payroll procedures as such procedures shall be established or modified from time to time.

                  (b) DISABILITY. If the Company terminates the Executive's employment during the Employment Term pursuant to Section 8(a)(ii)(A) hereof, the Company shall pay the Executive one (1) month's salary continuation at the Executive's full Base Salary rate as of the Executive's final day of employment, and all other unpaid amounts, if any, under this Agreement, to which the Executive is entitled as of the Executive's final day of employment, and, if the Executive elects to continue medical and/or dental insurance coverage after termination of the Executive's employment with the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, if such Act is applicable, the Company agrees to pay the Executive's monthly premium payments for a period of one (1) month from the Executive's final day of employment with the Company or until the Executive obtains other employment which provides substantially similar benefits and the Executive becomes eligible to participate in the new employer's medical and/or dental plan, whichever occurs first. The Company shall have no further obligations to the Executive under this Agreement. The salary

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continuation shall be subject to all applicable federal, state and local withholdings, payroll or other taxes. Such payments shall be made in accordance with the Company's normal payroll procedures as such procedures shall be established or modified from time to time.

                  (c) BY THE COMPANY WITH CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Company terminates the Executive's employment during the Employment Term for Cause pursuant to Section 8(a)(ii)(B) hereof or if the Executive voluntarily terminates the Executive's employment during the Employment Term other than for Good Reason, the Executive shall not be entitled to any further payments, severance or other benefits under this Agreement beyond the Executive's final day of employment. If the Executive terminates employment other than for Good Reason, the Executive shall be required to give written notice of at least six (6) months. The Company may, in its sole discretion, accelerate the Executive's final day of employment.

                  (d) BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If the Company terminates the Executive's employment during the Employment Term other than for death, disability or Cause pursuant to Section 8(a)(i), 8(a)(ii)(A) or Section 8(a)(ii)(B) hereof, or the Executive terminates his employment during the Employment Term for Good Reason pursuant to Section 8(a)(iii)(A) hereof, and if the Executive signs a comprehensive release in the form and scope acceptable to the Company, the Company shall pay the Executive six (6) months salary continuation at the Executive's full Base Salary rate as of the Executive's final day of employment, and all other unpaid amounts, if any, under this Agreement, to which Executive is entitled as of the Executive's final day of employment. In addition, if the Executive elects to continue medical and/or dental insurance coverage after termination of the Executive's employment with the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, if such Act is applicable, the Company agrees to pay the Executive's monthly premium payments for a period of six (6) months from the Executive's final day of employment with the Company or until the Executive obtains other employment which provides substantially similar benefits and the Executive becomes eligible to participate in the new employer's medical and/or dental plan, whichever occurs first. The salary continuation shall be subject to all applicable federal, state and local withholdings, payroll or other taxes. Such payments shall be made in accordance with the Company's normal payroll procedures as such procedures shall be established or modified from time to time.

                  (e) CHANGE OF CONTROL. If the Executive's employment is terminated by the Company in anticipation of, in connection with or within one year after the date of a Change of Control, the Company shall pay the Executive (in lieu of any other salary continuation rights of the Executive hereunder) six
(6) months salary continuation at the Executive's Base Salary rate as of the Executive's final day of employment and all other unpaid amounts, if any, under this Agreement, to which the Executive is entitled as of the Executive's final day of employment. In addition, if the Executive elects to continue medical and/or dental insurance coverage after termination of the Executive's employment with the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, if such Act is applicable, the Company agrees to pay the Executive's monthly premium payments for a period of six (6) months from the Executive's final day of employment with the Company or until the Executive obtains other employment which provides substantially similar benefits and the executive becomes eligible to participate in the new employer's medical and/or dental plan, whichever occurs first. The salary

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continuation shall be subject to all applicable federal, state and local withholdings, payroll or other taxes. Such payments shall be made in accordance with the Company's normal payroll procedures as such procedures shall be established or modified from time to time. The Company shall have no further obligations to the Executive under this Agreement.

                  (f) PARACHUTE LIMITATIONS. Notwithstanding any other provision of this Agreement or of any other agreement, contract or understanding heretofore or hereafter entered into by the Executive with the Company or any subsidiary or affiliate thereof, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this
Section 9(f) (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any subsidiary or affiliate thereof) for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the "Code")), the Executive shall not have any right to receive any payment or benefit under this Agreement, any Other Agreement or any Benefit Plan
(i) to the extent that such payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all Other Agreements and all Benefit Plans, would cause any payment or benefit to the Executive under this Agreement, any Other Agreement or any Benefit Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amount received by the Executive under this Agreement, all Other Agreements and all Benefit Plans would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, any other Agreement or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment that would have the adverse after-tax effect described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments or benefits under this Agreement, any Other Agreements and any Benefit Plan that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

                  (g) MITIGATION. The Company's obligation to continue to provide the Executive with insurance benefits pursuant to Sections 9(b), (d) and
(e) above shall cease if the Executive becomes eligible to participate in benefits substantially similar to those provided under this Agreement as a result of the Executive's subsequent employment.

         10. NONCOMPETITION AND NONSOLICITATION.

                  (a) NONCOMPETITION. The Executive acknowledges that in the course of his employment with the Company and/or its subsidiaries and/or their predecessors, he has and will become familiar with the trade secrets of, and other valuable confidential and proprietary information concerning, the Company and/or its subsidiaries and/or their predecessors.

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Therefore, and in consideration of his continued employment and other good and valuable consideration, and in further consideration of certain rights of acceleration of certain stock options upon a change of control of the Company if and to the extent set forth in separate stock option agreements, the Executive agrees that during the Executive's employment by the Company and for the longer of:

                           (i) a period of four (4) months after the termination
of Executive's employment by the Company for any reason, or

                           (ii) during any time in which the Company is making
any payments to the Executive under this Agreement,

Executive shall not alone or as a partner, joint venturer, consultant, officer, director, employee, agent, marketing representative, distributor, independent contractor, stockholder or equity holder of any company or business organization, directly or indirectly, engage in any business activity (other than participation in mutual funds), and/or accept employment with any person or entity, which is in competition with the services or products developed or being developed, planned, drafted, manufactured, marketed, distributed, sold, licensed or otherwise provided by the Company and/or its subsidiaries, in any state, county or country in which the Company and/or its subsidiaries do business.

                  (b) NONSOLICITATION. During the Employment Term and for one year following the Executive's final day of employment, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way willfully interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary, or (iii) initiate or engage in any discussions regarding an acquisition of, or the Executive's employment (whether as an Executive, an independent contractor or otherwise) by, any businesses with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries upon or within the 18-month period prior to the Executive's final day of employment.

                  (c) ENFORCEMENT. If a court finds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The Executive understands and agrees that his services are unique, that he has access to trade secrets, valuable confidential and professional information, and that he has or will have substantial relationships with prospective and existing customers, and thus the Company has legitimate business interests which justify the restrictions set forth in this Section 10. The parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of

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this Agreement. Therefore, in the event of a breach or threatened breach by the
Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees and understands that the existence of any claim or cause of action that he may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a valid defense to the enforcement of the restrictive covenants contained in Paragraphs 7 and 10 of this Agreement. Furthermore Executive understands that the rights and remedies provided for in this Agreement are cumulative and will be in addition to any rights and remedies otherwise available to the Company under applicable law.

         11. NOTICES. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

                   (a)   If to the Company:  Yupi Internet Inc.
                                             1688 Meridian Ave, 10th Floor
                                             Miami Beach, Florida 33139
                                             Fax #: (305)604-8843
                                             Attention:  Chief Executive Officer

                   (b)  If to the Executive:  Jacqueline O'Brien
                                              5455 North Bay Rd.
                                              Miami, FL 33140

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation, and given or made by telecopy, then on the date of confirmed electronic receipt.

         12. SEVERABILITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         13. SURVIVAL. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9 and 10 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

         14. ASSIGNMENT. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

         15. BINDING EFFECT. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of all parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

         16. AMENDMENT; WAIVER. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

         17. HEADINGS. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         18. GOVERNING LAW. This Agreement, the employment relationship contemplated herein, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws of such state.

         19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to its subject matter and supersedes any formal or informal prior agreements or understandings between the parties as to the subject matter hereof, including any employment agreement and/or compliance agreement (except that this Section 19 shall not effect any of the Company's rights now or in the future under Sections 2(a), 2(b) and 3(c) of such compliance agreement between the Company and the Executive and such rights shall survive as provided therein or contemplated thereby), there being no representations, warranties or commitments as to the subject matter hereof except as set forth herein. This Agreement is not, and shall not be construed to be, a waiver or release of any claims arising out of the breach or violation of any previous agreement between the Executive and the Company, its subsidiaries and/or its predecessors.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

         21. DEFINITIONS.

                  "AGREEMENT" means this Employment Agreement.

                  "BASE SALARY" is defined in Section 5(a) above.

                  "BENEFIT PLAN" is defined in Section 9(f) above.

                  "BOARD" means the board of directors of the Company.

                  "CAUSE" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Company, and such failure is not cured within 30 days after the Executive receives notice thereof from the Company,
(iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries, (v) Executive's engagement in any transaction that, either directly or indirectly, constitutes self-dealing, (vi) conduct of Executive that in the Company's good faith determination demonstrates Executive's unfitness to serve as an officer or Executive of the Company, including, but not limited to, any acts of employee discrimination/harassment by Executive, or (vii) any breach of Section 7 or 10 of this Agreement.

                  "CHANGE OF CONTROL" occurs when or upon (A) any entity or person, other than any person who is a beneficial owner (under Rule 13d of the Securities Exchange Act of 1934) of the Company's securities before July 1, 1999, which becomes, after the date set forth immediately above, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the then outstanding voting securities of the Company; (B) the sale in one or a series of transactions of all or substantially all of the assets of the Company; or (C) any entity or person enters into an agreement or receives an option to acquire beneficial ownership of 50% or more of the then outstanding voting securities of the Company.

                  "CODE" is defined in Section 9(f) above.

                  "COMPANY" means Yupi Internet Inc. and its successors and assigns.

                  "EFFECTIVE DATE" is defined in the first paragraph of this Agreement.

                  "EMPLOYMENT TERM" is defined in Section 2 above.

                  "EXTENDED TERM" is defined in Section 2 above.

                  "GOOD REASON" means (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive's responsibilities and duties.

                  "INITIAL TERM" is defined in Section 2 above.

                  "NOTICE OF TERMINATION" is defined in Section 8(b) above.

                  "OTHER AGREEMENTS" is defined in Section 9(f) above.

                  "PARACHUTE PAYMENT" is defined in Section 9(f) above.

                  "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

                                               YUPI INTERNET INC.

                                               By: /s/ OSCAR COEN
                                                  -----------------------------
                                               Name: /s/ Oscar Coen
                                               Title: CEO



                                               THE EXECUTIVE:

                                               /s/ JACQUELINE O'BRIEN
                                               --------------------------------
                                               Name: Jacqueline O'Brien

                                    EXHIBIT A

                             DATE: __________, 1999

                   CONFIDENTIAL INFORMATION KNOWN BY EXECUTIVE

         The following is Confidential Information (as defined in Section 7 (a) of the Employment Agreement) that is known by Executive prior to disclosure by
Company:

                      PRIOR INVENTIONS AND PROTECTED WORKS

         The following are the ONLY Inventions and Protected Works that Executive has made or conceived prior to the start of his/her employment with Yupi and are not assigned to Yupi pursuant to Section 7 of the Employment Agreement.

DESCRIPTION OF PRIOR INVENTIONS AND PROTECTED WORKS:

Indicate any prior Inventions and Protected Works listed above that have been published, registered as a copyright, or are or have been the subject of a patent application.

Indicate the name of any third party that also has rights in any of the prior Inventions or Protected Works listed above (such as former employers, partners, etc.).

IF THERE ARE NO PRIOR INVENTIONS OR PROTECTED WORKS, PLEASE INITIAL HERE: /s/
JO.


/s/ JACQUELINE O'BRIEN
----------------------------
[Executive Signature]

JACQUELINE O'BRIEN
----------------------------
[Executive Name]